Exhibit 10.1

SECOND AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This SECOND AMENDMENT TO THE EXCLUSIVE LICENSE AGREEMENT (“Second Amendment”), is made effective as of March 3, 2021 (the “Effective Date”), by and between the University of Miami, a Florida not-for-profit corporation (“UNIVERSITY”), and Longeveron, Inc, a Delaware corporation, whose principal place of business is at 1951 NW 7th Avenue, Miami, Florida 33136 (the “LICENSEE”). UNIVERSITY and Licensee are referred to herein as, the “Parties” and each, individually, a “Party”.

WHEREAS, the Parties entered into an EXCLUSIVE LICENSE AGREEMENT dated November 20, 2014;

WHEREAS, the Parties amended the EXCLUSIVE LICENSE AGREEMENT by AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT dated December 11, 2017 (the “First Amendment”);

WHEREAS, the Parties executed a Letter of Intent dated September 9, 2020 (the “Letter of Intent”) to memorialize, among other items, their intent to execute an amendment to the EXCLUSIVE LICENSE AGREEMENT;

WHEREAS, the Parties now wish to amend the EXCLUSIVE LICENSE AGREEMENT, as amended by the First Amendment thereto pursuant to, in accordance with, and in substitution of the Letter of Intent; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Section 3.1(a) of the EXCLUSIVE LICENSE AGREEMENT is hereby amended to increase the license issue fee due to UNIVERSITY. In this respect, LICENSEE agrees to pay UNIVERSITY an additional fee of $100,000 to defray patent costs, with $70,000 due within thirty (30) days of the Effective Date, and the remainder to be paid in equal installments of $7,500 on the 2nd, 3rd, 4th, and 5th year anniversaries of the Effective Date.

2.	Section 3.4 of the EXCLUSIVE LICENSE AGREEMENT is hereby amended to increase the “partial consideration” for the license granted pursuant to the EXCLUSIVE LICENSE AGREEMENT, such that LICENSEE will issue 110,387 shares of the LICENSEE’S Class A Common Stock to UNIVERSITY (the “New Shares”) e. For the avoidance of doubt, the New Shares shall be in addition to the shares of Class A Common Stock received by UNIVERSITY for the Series C Common Units already provided to UNIVERSITY under Section 3.4 of the EXCLUSIVE LICENSE AGREEMENT in the LICENSEE’S conversion to a corporation (the “Conversion”). The New Shares represent the number of shares of Class A Common Stock that would have been received in the Conversion by a holder of one percent (1%) of the outstanding Series C Common Units of LICENSEE immediately prior to the Conversion.

3.	Section 4.3(d) of the EXCLUSIVE LICENSE AGREEMENT is amended to modify the amount and scope of the milestone payments to be made by LICENSEE to UNIVERSITY. In this respect, the Parties agree that UNIVERSITY is instead entitled to the following milestone payments: (a) for the sake of clarity, there shall be no payment due upon completion of Phase II clinical trials for the Product; (b) a one-time payment of $500,000, payable within six (6) months of the completion of the first Phase III clinical trial for the Product by LICENSEE (based upon the date of final data unblinding); (c) a one-time payment of $500,000 payable within six (6) months of the receipt by LICENSEE of approval for the first new drug application (“NDA”), biologics license application (“BLA”), or other marketing or licensing application for the Product (as defined in the EXCLUSIVE LICENSE AGREEMENT); and (d) a one-time payment of $500,000 payable within six (6) months of the first sale following Product approval. For the avoidance of doubt, the use of “approval” in this section 4.3(d) of the EXCLUSIVE LICENSE AGREEMENT is modified to refer to Product approval, licensure, or other marketing authorization by the U.S. Food and Drug Administration (“FDA”), or any successor agency.

4.	Subject to Section 2.2 of the EXCLUSIVE LICENSE AGREEMENT (retaining rights), the “Technology Rights” exclusively licensed to LICENSEE pursuant to the EXCLUSIVE LICENSE AGREEMENT are hereby modified, to the extent not already included or acquired by licensee, to include:

a.	the investigational new drug (“IND”) application known as BB-IND 15679, “AllogeneiC Human Mesenchymal Stem Cells (hMSC) in Patients with Aging FRAiLTy via IntravenoUS Delivery” (the “CRATUS IND”);

b.	all research data contained in and arising from the CRATUS IND (the “CRATUS Data”);

c.	UMP-106 invention disclosure, “A method to restore vascular health with infusions of stem cells”;

d.	PCT International Patent App. No. PCT/US2015/060624, entitled “Material and Methods for Treating Endothelial Dysfunction and Methods for Monitoring Efficacy of Therapy in a Subject,” filed on November 13, 2015, as well as all national phase counterparts thereof and all applications related by common priority; and

e.	BB-IND 16045, “Allogeneic hMSC Injection in Patients with Hypoplastic Left Heart Syndrome (ELPIS)” (“HLHS IND”), including all research data contained in and arising from the HLHS IND (the “HLHS Data”).

De-identified and anonymized data, know-how, protocols, standard operating procedures, statistical reports and correspondence with regulatory agencies and institutional review boards (“IRBs”), developed and collected in the conduct of the following clinical studies conducted by UNIVERSITY will be transferred to LICENSEE via the UNIVERSITY office of the vice provost for innovation. For the sake of clarity, with regard to the CRATUS IND and the HLHS IND, LICENSEE’s ownership and sponsorship and the information to be transferred will be clarified and the mechanism for transfer will be detailed in a separate transfer agreement through the office of the vice provost for innovation.

Study Title	ClinicalTrials.gov or IND Identifier	Principal Investigator(s)
AllogeneiC Human Mesenchymal Stem Cells (hMSC) in Patients with Aging FRAiLTy via IntravenoUS Delivery (CRATUS) (“CRATUS IND”)	BB-IND 15679	Joshua M. Hare
Allogeneic hMSC Injection in Patients with Hypoplastic Left Heart Syndrome (ELPIS) (“HLHS IND”)	BB-IND 16045

5.	An exclusive option to obtain an exclusive license for two years from the Effective Date, extendable with mutual consent, is granted to LICENSEE for:

a.	the HLHS IND with ckit+ cells; and

b.	UMP-438 titled “Method of Determining Responsiveness to Cell Therapy in Dilated Cardiomyopathy.”

If LICENSEE exercises this exclusive option, in whole or in part, then at the time of the exercise of any such license, LICENSEE shall pay outstanding patent costs for the technologies licensed, but LICENSEE shall not pay any other costs or fees for the license on (a) and/or (b) above. During the option period, decisions related to ongoing patent costs will be agreed upon between the Parties.

6.	Appendix A of the EXCLUSIVE LICENSE AGREEMENT is hereby revised and attached hereto to reflect the amended scope of “Technology Rights” as agreed upon under this Second Amendment. For the avoidance of doubt, as of the Effective Date, Appendix A attached hereto replaces in full any and all previous versions of Appendix A that existed before the Effective Date.

7.	Except for the Licensed Technology, no inventions, intellectual property, works, data, and/or processes of UNIVERSITY are licensed to LICENSEE hereunder. LICENSEE must seek and obtain the approval of UNIVERSITY to use—for any and all purposes— other UNIVERSITY inventions, intellectual property, works, data, and/or processes not included in the EXCLUSIVE LICENSE AGREEMENT.

8.	For the sake of clarity, i) UNIVERSITY retains the right to undertake research with the Licensed Technology, and any newly generated data or inventions that are developed with UNIVERSITY resources will belong to UNIVERSITY and are not part of the EXCLUSIVE LICENSE AGREEMENT, the First Amendment, or this Second Amendment; ii) any newly generated data or inventions that are developed with LICENSEE’s resources will belong to LICENSEE and are not included in this EXCLUSIVE LICENSE AGREEMENT; (iii) notwithstanding anything to the contrary, the definition of Net Sales, Products and Processes shall remain as in the original EXCLUSIVE LICENSE AGREEMENT.

9.	Entire Agreement. The EXCLUSIVE LICENSE AGREEMENT and First Amendment, as amended by this Second Amendment, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all previous written or oral representations, agreements, understandings, and negotiations with respect thereto, including the Letter of Intent.

10.	Choice of Law. This Second Amendment shall be governed by and interpreted in accordance with the laws of the State of Florida, excluding any principle of conflict or choice of law provisions.

11.	Representations and Warranties. Both Parties hereby represent and warrant to each other as follows:

a.	Each Party has taken all necessary action to authorize the execution, delivery and performance of this Second Amendment;

b.	This Second Amendment has been duly executed and delivered by each of the Parties and constitutes each Party’s legal, valid, and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity);

c.	Each party represents that with respect to itself, no consent, approval, authorization or order of, or filing, registration, or qualification with, any court or governmental authority, or third party is required in connection with the execution, delivery, or performance of this Second Amendment; and

d.	To the best of each Party’s knowledge, both Parties have performed all of their respective obligations under the EXCLUSIVE LICENSE AGREEMENT and First Amendment (except to the extent such obligations are amended by the terms of this Second Amendment), and neither Party has knowledge of any event which with the giving of notice, the passage of time, or both would constitute a breach of the EXCLUSIVE LICENSE AGREEMENT or First Amendment by the other Party.

12.	Counterparts. This Second Amendment may be executed in any number of counterparts, each of which so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

13.	In all other respects, the EXCLUSIVE LICENSE AGREEMENT and the First Amendment thereto, shall remain in full force and effect in accordance with all other terms and conditions specified therein.

14.	This Second Amendment shall be effective from and after the Effective Date.

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IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Second Amendment to be executed as of the date first set forth above.

UNIVERSITY:		LICENSEE:

University of Miami		Longeveron, Inc.

By:	/s/ Norma Sue Kenyon	By:	/s/ Geoff Green
Name:	Dr. Norma Sue Kenyon	Name:	Geoff Green
Title:	Vice Provost for Innovation	Title:	CEO

APPENDIX A

Technology Rights

A.	The term “Technology Rights,” as used in this Agreement, refers specifically and only to the following:

1.	Under University of Miami Case No. UMP-133:

a.	Any and all know-how specifically related to the development of the culture- expanded, mesenchymal stem cells for aging-related frailty used at the Interdisciplinary Stem Cell Institute of the University (“IMSCs”)

b.	All standard operating procedures (“SOPs”) used to create the IMSCs.

c.	Any and all data supporting isolation, culture, expansion, processing, cryopreservation and management of the IMSCs.

d.	For the sake of clarity, 1(a), (b) and (c) refer to the know-how, IMSCs SOPs, and data originally licensed to Longeveron. Any improvements, modifications or derivatives developed by UM thereafter shall belong to UM, and any improvements, modifications, or derivatives developed by LICENSEE thereafter shall belong to LICENSEE.

2.	(a) the investigational new drug (“IND”) application known as BB-IND 15679, “AllogeneiC Human Mesenchymal Stem Cells (hMSC) in Patients with Aging FRAiLTy via IntravenoUS Delivery” (the “CRATUS IND”);

(b)	all research data contained in and arising from the CRATUS IND (the “CRATUS Data”);

(c)	UMP-106 invention disclosure, “A method to restore vascular health with infusions of stem cells”;

(d)	PCT International Patent App. No. PCT/US2015/060624, entitled “Material and Methods for Treating Endothelial Dysfunction and Methods for Monitoring Efficacy of Therapy in a Subject,” filed on November 13, 2015, as well as all national phase counterparts thereof and all applications related by common priority; and

(e)	BB-IND 16045, “Allogeneic hMSC Injection in Patients with Hypoplastic Left Heart Syndrome (ELPIS)” (“HLHS IND”), including all research data contained in and arising from the HLHS IND (the “HLHS Data”).

An exclusive option of two years, extendable with mutual consent, is granted for:

(f)	the HLHS IND with ckit+ cells; and

(g)	UMP-438 titled “Method of Determining Responsiveness to Cell Therapy in Dilated Cardiomyopathy”.

If LICENSEE exercises this exclusive option, in whole or in part, then at the time of the exercise of any such license, LICENSEE shall pay outstanding patent costs for the technologies licensed, but LICENSEE shall not pay any other costs or fees for the license on (f) and/or (g) above. During the option period, decisions related to ongoing patent costs will be agreed upon between the Parties.

B.	For avoidance of doubt, UNIVERSITY acknowledges and agrees that the term “Technology Rights” does not include (i) any and all future New Drug Applications (NDAs), Biologics License Applications (BLAs), and any and all future/issued patents, patent applications, divisional or continuation, domestic or foreign, in whole or in part applications, arising from those certain Investigational New Drug (IND) applications filed with the U.S. Food and Drug Administration under BB-IND 15679, “Allogeneic Human Mesenchymal Stem Cells (hMSC) in Patients with Aging FRAilTy via Intravenous Delivery (CRATUS),” a Phase I/II, randomized, blinded and placebo-controlled trial to evaluate the safety and potential efficacy of allogeneic human mesenchymal stem cell infusion in patients with aging frailty, and under BB-IND 16045; and (ii) information relating to BB-IND 16045 and/or BB-IND 15679 following transfer of that information pursuant to Section 4 of this Agreement.

C.	For avoidance of doubt, the UNIVERSITY shall be entitled to royalties and consideration hereunder to the extent that the Technology Rights detailed in Section A of this Amendment result in the development of Products or Processes that arise from or otherwise use or incorporate the Technology Rights.